CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,571,000	$717.54

July 2014 Pricing Supplement No. 2700 Registration Statement No. 333-177923 Dated July 25, 2014 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
PLUS Based on the Performance of the WTI Crude Oil Futures Contract due January 29, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement no. 2-I, the prospectus supplement and the prospectus, as supplemented or modified by this document.  At maturity, if the underlying commodity futures contract has appreciated in price, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity futures contract, subject to a maximum payment at maturity.  If the underlying commodity futures contract has declined in price, at maturity investors will lose 1% for every 1% decline.  The PLUS are for investors who seek a commodity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of positive performance of the index.  At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the contract price on the valuation date.  All payments on the PLUS are subject to the credit risk of JPMorgan Chase & Co.  The investor may lose some or all of the stated principal amount of the PLUS.
FINAL TERMS
Issuer:	JPMorgan Chase & Co.
Underlying commodity futures contract:	WTI crude oil futures contract. See “ — Contract Price” below for additional information.
Aggregate principal amount:	$5,571,000
Payment at maturity:	If the final contract price is greater than the initial contract price, for each $1,000 stated principal amount PLUS,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final contract price is less than or equal to the initial contract price, for each $1,000 stated principal amount PLUS,
$1,000 × contract performance factor
This amount will be less than or equal to the stated principal amount of $1,000 per $1,000 stated principal amount PLUS.

The payment at maturity is subject to the impact of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I and in “Risk Factors — We may accelerate your securities if a commodity hedging disruption event occurs” in these preliminary terms.

Leveraged upside payment:	$1,000 × leverage factor × contract percent increase
Contract percent increase:	(final contract price – initial contract price) / initial contract price
Initial contract price:	The contract price on the pricing date, which was $102.09
Final contract price:	The contract price on the valuation date
Leverage factor:	300%
Contract performance factor:	final contract price / initial contract price
Maximum payment at maturity:	$1,310 (131.00% of the stated principal amount) per PLUS
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Commissions and issue price” below)
Pricing date:	July 25, 2014
Original issue date (settlement date):	July 30, 2014
Valuation date:
January 26, 2015, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date — Single Component Notes Linked to a Single Commodity or Commodity Futures Contract” in the accompanying product supplement no. 2-I

Maturity date:
January 29, 2015, subject to postponement for certain market disruption events and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 2-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I.

CUSIP / ISIN:	48127DTN8 / US48127DTN83
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per PLUS	$1,000.00	$15.00	$985.00
Total	$5,571,000.00	$83,565.00	$5,487,435.00
(1)	See “Additional Information about the PLUS — Use of proceeds and hedging” in this document for information about the components of the price to public of the PLUS.
(2)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $15.00 per $1,000 stated principal amount PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-89 of the accompanying product supplement no. 2-I

The estimated value of the PLUS on the pricing date as determined by JPMS was $974.78 per $1,000 stated principal amount PLUS.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document for additional information.

Investing in the PLUS involves a number of risks.  See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 2-I and “Risk Factors” beginning on page 5 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. 2-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the PLUS” at the end of this document.
Product supplement no. 2-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf
Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

PLUS Based on the Performance of the WTI Crude Oil Futures Contract due January 29, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Terms continued from previous page:
Contract price:
On any relevant day, the official settlement price per barrel on the New York Mercantile Exchange (the “NYMEX”) of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, as made public by the NYMEX (Bloomberg symbol: “CL1” <Comdty>), provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg symbol: “CL2” <Comdty>) on that day

Supplemental Terms of the PLUS

For purposes of the PLUS offered by these preliminary terms, (a) the valuation date is subject to postponement as described under “Description of Notes — Postponement of a Determination Date — Single Component Notes Linked to a Single Commodity or Commodity Futures Contract” in the accompanying product supplement no. 2-I; (b) the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I; and (c) all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in these preliminary terms, as set forth in the table below:

Product Supplement Defined Term	Preliminary Terms Defined Term
Notes	PLUS
Commodity Futures Contract	underlying commodity futures contract
Ending Contract Price	final contract price
Contract Return	contract percent change

The PLUS are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”).  The PLUS are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to PLUS that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the Performance of the WTI Crude Oil Futures Contract due January 29, 2015 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying commodity futures contract that enhances returns for a certain range of positive performance of the underlying commodity futures contract.

▪	To enhance returns and potentially outperform the underlying commodity futures contract in a moderately bullish scenario.

▪
To potentially achieve similar levels of upside exposure to the underlying commodity futures contract as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying commodity futures contract.

Maturity:	Approximately 6 months
Leverage factor:	300%
Maximum payment at maturity:	$1,310 (131.00% of the stated principal amount) per PLUS
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.

July 2014	Page 2

PLUS Based on the Performance of the WTI Crude Oil Futures Contract due January 29, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, without any protection against negative performance of the asset.  If the asset has decreased in value, investors are fully exposed to the negative performance of the asset.  At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the asset has depreciated, the investor will lose 1% for every 1% decline.  Investors may lose some or all of the stated principal amount of the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying commodity futures contract.
Upside Scenario
The underlying commodity futures contract increases in price and, at maturity, the PLUS pay the stated principal amount of $1,000 plus 300% of the contract percent increase, subject to the maximum payment at maturity of $1,310 (131.00% of the stated principal amount) per PLUS.

Par Scenario	The final contract price is equal to the initial contract price and, at maturity, the PLUS pay the stated principal amount of $1,000 per PLUS.
Downside Scenario
The underlying commodity futures contract declines in price and, at maturity, the PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final contract price from the initial contract price.  (Example: if the underlying commodity futures contract decreases in price by 20%, the PLUS will pay an amount that is less than the stated principal amount by 20%, or $800 per PLUS.)

July 2014	Page 3

PLUS Based on the Performance of the WTI Crude Oil Futures Contract due January 29, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$1,310 (131.00% of the stated principal amount) per PLUS

PLUS Payoff Diagram

How it works

▪
Upside Scenario.  If the final contract price is greater than the initial contract price, for each $1,000 principal amount PLUS investors will receive the $1,000 stated principal amount plus 300% of the appreciation of the underlying commodity futures contract over the term of the PLUS, subject to the maximum payment at maturity.  Under the terms of the PLUS, an investor will realize the maximum payment at maturity at a final contract price of approximately 110.333% of the initial contract price.

▪	Par Scenario. If the final contract price is equal to the initial contract price, investors will receive the stated principal amount of $1,000 per PLUS.

▪
Downside Scenario.  If the final contract price is less than the initial contract price, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final contract price from the initial contract price.

▪	For example, if the underlying commodity futures contract depreciates 50%, investors will lose 50% of their principal and receive only $500 per PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the PLUS shown above apply only if you hold the PLUS for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

July 2014	Page 4

PLUS Based on the Performance of the WTI Crude Oil Futures Contract due January 29, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 2-I.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪
PLUS do not pay interest or guarantee the return of any principal and your investment in the PLUS may result in a loss.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final contract price is less than the initial contract price, the payment at maturity will be an amount in cash that is less than the stated principal amount of each PLUS by an amount proportionate to the decrease in the price of the underlying commodity futures contract and may be zero.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,310 (131.00% of the stated principal amount) per PLUS.    Although the leverage factor provides 300% exposure to any increase in the final contract price as compared to the initial contract price on the valuation date, because the maximum payment at maturity will be limited to 131.00% of the stated principal amount for the PLUS, any increase in the final contract price by more than approximately 10.333% will not further increase the return on the PLUS.

▪
The PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the PLUS.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the PLUS.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.

▪
Economic interests of the issuer, the calculation agent, the agent of the offering of the PLUS and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and as an agent of the offering of the PLUS, hedging our obligations under the PLUS and making the assumptions used to determine the pricing of the PLUS and the estimated value of the PLUS, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.  The calculation agent has determined the initial contract price, will determine the final contract price, whether a market disruption event has occurred and whether a commodity hedging disruption event has occurred and will calculate the amount of payment you will receive at maturity, if any.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, and commodity hedging disruption events, may affect the payment to you at maturity.  Moreover, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the PLUS and the value of the PLUS.  It is possible that hedging or trading activities of ours or our affiliates in connection with the PLUS could result in substantial returns for us or our affiliates while the value of the PLUS declines.  Please refer to “Risk Factors” in the accompanying product supplement no. 2-I for additional information about these risks.

▪
We may accelerate your PLUS if a commodity hedging disruption event occurs.  If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the PLUS due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your PLUS and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent.  If the payment on your PLUS is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.  Please see "General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I for more information.

▪
Commodity futures contracts are subject to uncertain legal and regulatory regimes.  Commodity futures contracts are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the PLUS and affect the price of the underlying commodity futures contract.  Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and

July 2014	Page 5

PLUS Based on the Performance of the WTI Crude Oil Futures Contract due January 29, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your PLUS.  Additionally, under authority provided by the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission on November 5, 2013 proposed rules to establish position limits that will apply to 28 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts.  The limits will apply to a person’s combined position in futures, options, and swaps on the same underlying commodity.  The rules also would set new aggregation standards for purposes of these position limits and would specify the requirements for designated contract markets and swap execution facilitates to impose position limits on contracts traded on those markets.  The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts.  Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the PLUS resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on your PLUS.  See “We may accelerate your PLUS if a commodity hedging disruption event occurs” above.

▪
Prices of commodity futures contracts are characterized by high and unpredictable volatility.  Market prices of commodity futures contracts tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying the underlying commodity futures contract.  See “The market price of WTI crude oil futures contracts will affect the value of the PLUS” below.  The contract price is subject to variables that may be less significant to the values of traditional PLUS, such as stocks and bonds.  These additional variables may create additional investment risks that cause the value of the PLUS to be more volatile than the values of traditional PLUS.  As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities.  Many commodities are also highly cyclical.  The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

▪
The PLUS do not offer direct exposure to commodity spot prices of WTI crude oil.  The PLUS are linked to the underlying commodity futures contract, but not to the physical commodity (or its spot price) on which it is based.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa).  Accordingly, the PLUS may underperform a similar investment that is linked solely to commodity spot prices.

▪
Suspension or disruptions of market trading in the commodity markets and related futures markets may adversely affect the prices of the basket components, and therefore, the value of the PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in options futures contract prices that may occur during a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price." Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the contract price and, therefore, the value of your PLUS.

▪
The market price of WTI crude oil futures contracts will affect the value of the PLUS.  The price of WTI crude oil futures contracts is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as

July 2014	Page 6

PLUS Based on the Performance of the WTI Crude Oil Futures Contract due January 29, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes).  It is not possible to predict the aggregate effect of all or any combination of these factors.

▪
A decision by the NYMEX to increase margin requirements for WTI crude oil futures contracts may affect the contract price.  If the NYMEX increases the amount of collateral required to be posted to hold positions in WTI crude oil futures contracts (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the contract price to decline significantly.

▪
JPMS’s estimated value of the PLUS is lower than the original issue price (price to public) of the PLUS.  JPMS’s estimated value is only an estimate using several factors.  The original issue price of the PLUS exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

▪
JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates.  JPMS’s estimated value of the PLUS is determined by reference to JPMS’s internal pricing models.  This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, interest rates and other factors.  Different pricing models and assumptions could provide valuations for PLUS that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the PLUS could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy PLUS from you in secondary market transactions.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

▪
JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the PLUS to be more favorable to you.  In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the PLUS and any secondary market prices of the PLUS.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

▪
The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the PLUS will be

July 2014	Page 7

PLUS Based on the Performance of the WTI Crude Oil Futures Contract due January 29, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Additional Information about the PLUS — Secondary market prices of the PLUS” in this document for additional information relating to this initial period.  Accordingly, the estimated value of your PLUS during this initial period may be lower than the value of the PLUS as published by JPMS (and which may be shown on your customer account statements).

▪
Secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS.  Any secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the PLUS.  As a result, the price, if any, at which JPMS will be willing to buy PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the PLUS.

The PLUS are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your PLUS to maturity.  See “— Secondary trading may be limited” below.

▪
Secondary market prices of the PLUS will be impacted by many economic and market factors.  The secondary market price of the PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the contract price, including:

o	any actual or potential change in our creditworthiness or credit spreads;

o	customary bid-ask spreads for similarly sized trades;

o	secondary market credit spreads for structured debt issuances;

o	the actual and expected volatility in the contract price;

o	supply and demand trends for WTI crude oil and the underlying commodity futures contract;

o	the time to maturity of the PLUS;

o	interest and yield rates in the market generally; and

o	a variety of other economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the PLUS, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the PLUS, if any, at which JPMS may be willing to purchase your PLUS in the secondary market.

▪
The amount payable on the PLUS is not linked to the contract price at any time other than the valuation date.  The final contract price will be based on the contract price on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the contract price appreciates prior to the valuation date but then drops to or below the initial contract price by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the contract price prior to such drop.  Although the actual contract price on the stated maturity date or at other times during the term of the PLUS may be higher than the final contract price, the payment at maturity will be based solely on the contract price on the valuation date.

▪
Owning the PLUS is not equivalent to owning the underlying commodity futures contract or the related commodity.  The return on your PLUS will not reflect the return you would realize if you actually purchased WTI crude oil futures contracts or the related commodity, or exchange-traded or over-the-counter instruments based on WTI crude oil futures contracts or the related commodity.  You will not have any rights that holders of such assets or instruments have.

▪
Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with

July 2014	Page 8

PLUS Based on the Performance of the WTI Crude Oil Futures Contract due January 29, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

respect to the PLUS on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the contract price and, as a result, could decrease the amount an investor may receive on the PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial contract price and, therefore, could potentially increase the level that the final contract price must reach before you receive a payment at maturity that exceeds the issue price of the PLUS or so that you do not suffer a loss on your initial investment in the PLUS.  Additionally, these hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the final contract price and, accordingly, the amount of cash an investor will receive at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the PLUS declines.

▪
Secondary trading may be limited.  The PLUS will not be listed on a securities exchange.  There may be little or no secondary market for the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  JPMS may act as a market maker for the PLUS, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the PLUS.  If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the PLUS.

▪
The tax consequences of an investment in the PLUS are uncertain.  There is no direct legal authority as to the proper U.S. federal income tax characterization of the PLUS, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”).  The IRS might not accept, and a court might not uphold, the treatment of the PLUS described in “Additional Information about the PLUS―Additional Provisions―Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I.  If the IRS were successful in asserting an alternative treatment for the PLUS, the timing and character of any income or loss on the PLUS could differ materially and adversely from our description herein.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether investors in short-term instruments should be required to accrue income.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

July 2014	Page 9

PLUS Based on the Performance of the WTI Crude Oil Futures Contract due January 29, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Underlying Commodity Futures Contract Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel.  The contract price to which the return on the PLUS is linked is based on, on any relevant day, the official settlement price per barrel on the NYMEX of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, as made public by the NYMEX (Bloomberg symbol: “CL1” <Comdty>), provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg symbol: “CL2” <Comdty>) on that day.

Information as of market close on July 25, 2014:

Bloomberg Ticker Symbol:	CL1 or CL2*
Current Contract Price:	$102.09
52 Weeks Ago (on 7/25/2013):	$105.49
52 Week High (on 9/6/2013):	$110.53
52 Week Low (on 1/9/2014):	$91.66

* The historical information presented below with respect to the WTI crude oil futures contract reflects Bloomberg ticker symbols “CL1,” and does not reflect Bloomberg ticker symbols “CL2.”

The following table sets forth the published high and low contract prices, as well as end-of-quarter contract prices for each quarter in the period from January 1, 2009 through July 25, 2014.  The graph following the table sets forth the daily contract prices during the same period.  The contract price on July 25, 2014 was $102.09.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical contract prices should not be taken as an indication of future performance, and no assurance can be given as to the contract price on the valuation date.

WTI Crude Oil Futures Contract (in U.S. dollars)	High	Low	Period End
2009
First Quarter	$54.34	$33.98	$49.66
Second Quarter	$72.68	$45.88	$69.89
Third Quarter	$74.37	$59.52	$70.61
Fourth Quarter	$81.37	$69.51	$79.36
2010
First Quarter	$83.76	$71.19	$83.76
Second Quarter	$86.84	$68.01	$75.63
Third Quarter	$82.55	$71.63	$79.97
Fourth Quarter	$91.51	$79.49	$91.38
2011
First Quarter	$106.72	$84.32	$106.72
Second Quarter	$113.93	$90.61	$95.42
Third Quarter	$99.87	$79.20	$79.20
Fourth Quarter	$102.59	$75.67	$98.83
2012
First Quarter	$109.77	$96.36	$103.02
Second Quarter	$106.16	$77.69	$84.96
Third Quarter	$99.00	$83.75	$92.19
Fourth Quarter	$92.48	$84.44	$91.82
2013
First Quarter	$97.94	$90.12	$97.23
Second Quarter	$98.44	$86.68	$96.56
Third Quarter	$110.53	$91.66	$100.60
Fourth Quarter	$104.10	$92.30	$98.42
2014
First Quarter	$104.92	$91.66	$101.58
Second Quarter	$107.26	$99.42	$105.37
Third Quarter (through July 25, 2014)	$105.34	$99.96	$102.09

July 2014	Page 10

PLUS Based on the Performance of the WTI Crude Oil Futures Contract due January 29, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of the WTI Crude Oil Futures Contract January 2, 2009 through July 25, 2014

Additional Information about the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed to the third business day following the valuation date as postponed.

Consequences of a hedging disruption event:
If the payment on your PLUS is accelerated due to the occurrence of a commodity hedging disruption event, we will pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent.  Under these circumstances, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.  See “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I and “Risk Factors — We may accelerate your securities if a commodity hedging disruption event occurs” in these preliminary terms.

Minimum ticketing size:	$1,000 / 1 PLUS
JPMS’s estimated value of the PLUS:
JPMS’s estimated value of the PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the PLUS.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your PLUS in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.”  The value of the derivative or derivatives underlying the economic terms of the PLUS is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates.”

JPMS’s estimated value of the PLUS is lower than the original issue price of the PLUS

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PLUS Based on the Performance of the WTI Crude Oil Futures Contract due January 29, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the PLUS.  See “Risk Factors — JPMS’s estimated value of the PLUS is lower than the original issue price (price to public) of the PLUS” in this document.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Secondary market prices of the PLUS:
For information about factors that will impact any secondary market prices of the PLUS, see “Risk Factors — Secondary market prices of the PLUS will be impacted by many economic and market factors” in this document.  In addition, we generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the PLUS.  The length of any such initial period reflects the structure of the PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the PLUS and when these costs are incurred, as determined by JPMS.  See “Risk Factors — The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period.”

Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS.

Based on current market conditions, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your PLUS should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of PLUS at the issue price.  However, the IRS or a court may not respect this treatment of the PLUS, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether investors in short-term instruments should be required to accrue income.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Notwithstanding the discussion under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Recent Legislation” in the accompanying product supplement, withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the PLUS, if they are recharacterized as debt instruments.  You should consult your tax adviser regarding the potential application of FATCA to the PLUS.

Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the PLUS.

The PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the PLUS.  See “How the PLUS Work” in this document

July 2014	Page 12

PLUS Based on the Performance of the WTI Crude Oil Futures Contract due January 29, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

for an illustration of the risk-return profile of the PLUS and “Underlying Commodity Futures Contract Overview” in this document for a description of the market exposure provided by the PLUS.

The original issue price of the PLUS is equal to JPMS’s estimated value of the PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS, plus the estimated cost of hedging our obligations under the PLUS.

For purposes of the securities offered by this document, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-43 of the accompanying product supplement no. 2-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 2-I.
Validity of the PLUS:
In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the PLUS offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such PLUS will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the PLUS in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-43 of the accompanying product supplement no. 2-I

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:
You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these PLUS are a part, and the more detailed information contained in product supplement no. 2-I dated November 14, 2011.

This document, together with the documents listed below, contains the terms of the PLUS, supplements the preliminary terms related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 2-I, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 2-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf

• Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

• Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.

July 2014	Page 13

PLUS Based on the Performance of the WTI Crude Oil Futures Contract due January 29, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

July 2014	Page 14